EXHIBIT B

     The name and principal occupation or employment, which in each instance is with Aries Financial Services, Inc. ("Aries Financial") located at 375 Park Avenue, Suite 1501, New York, New York, 10152, of each executive officer and director of Aries Financial is as follows:

                                             PRINCIPAL OCCUPATION
     NAME                                       OR EMPLOYMENT

Dr. Lindsay Rosenwald                 Chairman of the Board, President of Aries
                                      Financial Services, Inc., Paramount
                                      Capital LLC and Paramount Capital, Inc.

Peter Morgan Kash                     Director of Aries Financial Services, Inc.
                                      Senior Managing Director, Paramount
                                      Capital, Inc.

Dr. Yuichi Iwaki                      Director of Aries Financial Services, Inc.
                                      Professor, University of Southern
                                      California School of Medicine

Item 2.

     During the five years prior to the date hereof, none of the above persons (to the best of Aries Financial's knowledge) was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

     Please refer to Items 3-6 herein reporting the beneficial ownership.